UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 26, 2020
Ciner Resources LP
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36062	46-2613366
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

Five Concourse Parkway
Suite 2500
Atlanta, Georgia	30328
(Address of principal executive office)	(Zip Code)

(770) 375-2300
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units representing limited partnership interests	CINR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

Master Loan and Security Agreement and Equipment Note
On March 26, 2020, Ciner Wyoming LLC, a Delaware limited liability company (the “Company”) and the consolidated subsidiary of Ciner Resources LP, and Banc of America Leasing & Capital, LLC, as lender (the “Lender”), entered into an equipment financing arrangement (the “Equipment Financing Arrangement”) including a Master Loan and Security Agreement, dated as of March 25, 2020 (the “Master Agreement”) and an Equipment Security Note Number 001, dated as of March 25, 2020 (the “Initial Secured Note”), which provides the terms and conditions for the debt financing of certain equipment related to the Company’s new natural gas-fired turbine co-generation facility that became operational this month.  Each equipment financing under the Equipment Financing Arrangement will be evidenced by the execution of one or more equipment notes (including the Initial Secured Note) that incorporate the terms and conditions of the Master Agreement (each, an “Equipment Note”). In order to secure the payment and performance of the Company’s obligations under the Equipment Financing Arrangement and other debt obligations owed by the Company to Lender, the Company granted to the Lender a continuing security interest in all of the Company’s right, title and interest in and to the Equipment (as defined in the Master Agreement) and certain related collateral.
The Equipment Financing Arrangement (1) incorporates all covenants of the Company that are based upon a specified level or ratio relating to assets, liabilities, indebtedness, rentals, net worth, cash flow, earnings, profitability, or any other accounting-based measurement or test, now or hereafter existing, in that certain Credit Agreement dated as of August 1, 2017, as amended, by and among the Company, PNC Bank, National Association and Bank of America Merrill Lynch, et al., or in any applicable replacement credit facility accepted in writing by Lender and (2) includes customary events of default subject to applicable grace periods, including, among others, (i) payment defaults, (ii) certain mergers or changes in control of the Company, (iii) cross defaults with certain other indebtedness (a) to which the Lender is a party or (b) to third parties in excess of $10 million, and (iv) the commencement of certain insolvency proceedings or related events identified in the Master Agreement. Upon the occurrence of an event of default, in its discretion, the Lender may exercise certain remedies, including, among others, the ability to accelerate the maturity of any Equipment Note such that all amounts thereunder will become immediately due and payable, to take possession of the Equipment identified in any Equipment Note, and to charge the Company a default rate of interest on all then outstanding or thereafter incurred obligations under the Equipment Financing Arrangement.
Among other things, the Initial Secured Note:

•	has a principal amount of $30,000,000;

•	bears interest at a fixed rate of 2.4790% per annum until the principal amount of the Initial Secured Note is paid in full;

•	has a maturity date of March 26, 2028;

•
shall be payable by the Company to Lender in 96 consecutive monthly installments of principal and interest commencing on April 26, 2020 and continuing thereafter until the maturity date of the Initial Secured Note, which shall be in the amount of approximately $307,000 for the first 95 monthly installments and approximately $4,307,000 for the final monthly installment; and

•
entitles the Company to prepay all (but not less than all) of the outstanding principal balance of the Initial Secured Note (together with all accrued interest and other charges and amounts owed thereunder) at any time after one (1) year from the date of the Initial Secured Note, subject to the Company paying to Lender an additional prepayment amount determined by the amount of principal balance prepaid and the date such prepayment is made.

The description of the Equipment Financing Arrangement set forth in this Item 1.01 does not purport to be a complete description of the Equipment Financing Arrangement and is subject to, and qualified in its entirety by, reference to the full text of the Master Agreement and Initial Secured Note, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference in this Item 1.01.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth above under Item 1.01 are incorporated herein by reference in this Item 2.03.
Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit Number	Description
10.1	Master Loan and Security Agreement, dated as of March 25, 2020, by and between Banc of America Leasing & Capital, LLC, as lender, and Ciner Wyoming LLC, as borrower.
10.2	Equipment Security Note Number 001, dated as of March 25, 2020, by and between Banc of America Leasing & Capital, LLC, as lender, and Ciner Wyoming LLC, as borrower.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Date: March 27, 2020

CINER RESOURCES LP

By:	Ciner Resource Partners LLC, its General Partner

By:	/s/ Marla E. Nicholson
Marla E. Nicholson Vice President, General Counsel and Secretary